Exhibit 99.1

Banzai Reports Fourth Quarter and Full Year 2024 Financial Results

Revenue of $16.7 Million on a Consolidated, Pro-forma Basis for the Twelve Months Ending December 31, 2024, Representing 267% Annual Growth; Exceeded Guidance of $10 Million by 67%

Q4 2024 Adjusted Net Loss Improved by $7.8 Million from ($9.2) Million in Q4 2023 to ($1.4) Million, Bringing the Company Closer to Profitability

Management to Host Fourth Quarter and Full Year 2024 Results Conference Call Today, Tuesday, April 15, 2025 at 5:30 p.m. Eastern Time

SEATTLE – April 15, 2025 – Banzai International, Inc. (NASDAQ: BNZI) (“Banzai” or the “Company”), a leading marketing technology company that provides essential marketing and sales solutions, today reported financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 and Subsequent Key Financial & Operational Highlights

●	Completed two acquisitions: ClearDoc, Inc. (“OpenReel”) on December 19, 2024, and Vidello, Ltd. (“Vidello”) on January 31, 2025.

●	Signed a definitive agreement to acquire Act-On Software Inc. (“Act-On”), an enterprise marketing automation platform (MAP) provider, which is projected to increase revenue by $27 million for the twelve-month period ending December 31, 2025, on a pro-forma basis, when completed; acquisition subject to closing conditions.

●	Completed ahead-of-schedule repayment of $20.3 million of outstanding liabilities as of March 31, 2025, pursuant to the $24.8 million debt payoff and restructuring agreements announced on September 24, 2024.

Pro-Forma, As Consolidated Highlights of Banzai International, Inc; ClearDoc, Inc. (d/b/a OpenReel); and Vidello, Ltd.

●	Revenue of $16.7 million on a consolidated, pro-forma basis, for the year ended December 31, 2024, representing 267% annual growth compared to Banzai’s stand-alone revenue in FY 2023.

●	Expanded customer base to over 90,000 total customers.

Highlights of Banzai International, Inc.

●	Revenue of $4.5 million for FY 2024, a decrease of $0.03 million over FY 2023 of $4.6 million on a GAAP basis.

●	Revenue of $1.3 million for Q4 2024 compared to $1.1 million for Q3 2024, a 20% sequential increase.

●	Annual Recurring Revenue (ARR) of $6.8 million for Q4 2024. This represents a 54% annualized ARR growth rate compared to Q3 2024.

●	Q4 2024 Adjusted Net Loss was ($1.44) million, a $(0.03) million sequential improvement from Q3 2024 Adjusted Net Loss of ($1.47) million. This represents an annualized improvement of $0.12 million.

●	FY 2024 Adjusted EBITDA improved by $5.4 million to ($6.5) million in FY 2024 from ($11.9) million in FY 2023.

●	Launched a comprehensive initiative designed to improve net income by up to $13.5 million annually while maintaining growth outlook.

●	Demio’s AI-powered webinar platform recognized with multiple accolades from the Gartner Digital Markets brands – Capterra, Software Advice, and GetApp.

Highlights of ClearDoc Inc. (d/b/a OpenReel)

●	OpenReel demonstrated profitable financial results in FY 2024.

●	FY 2024 Revenue of $6.3 million

●	FY 2024 Net Income of $0.1 million

Highlights of Vidello, Ltd.

●	Vidello demonstrated profitable financial performance in CY 2024.

●	CY 2024 Revenue of $6.1 million

●	CY 2024 Net Income of $1.5 million

●	Launched CreateStudio 4.0, the latest version of its award-winning video creation product.

●	Vidello, Ltd. FY 2024 ends March 31, 2024. CY 2024 results included audited financials for the period January 1, 2024, through March 31, 2024, and include reviewed, unaudited financials for the period April 1, 2024, through December 31, 2024.

“The fourth quarter was underscored by significant consolidated, pro-forma revenue growth enabled by the recently closed acquisitions of Vidello and OpenReel, and continued strong performance for our products,” said Joe Davy, Founder and CEO of Banzai. “Pro-forma revenue was $16.7 million for the full year 2024 including the recently closed acquisitions, representing a 267% increase from the prior year’s standalone results. Vidello’s next-generation video creation, editing, and marketing suite, and OpenReel’s digital video creation platform combined to add approximately $12.4 million in revenues that enabled us to exceed our previously announced 2024 guidance. In addition, we are making continued progress toward closing the acquisition of Act-On Software, which is projected to increase revenue by $27 million for the full year 2025 on a pro-forma basis when completed, which remains subject to the satisfaction or waiver of closing conditions and therefore there is no guarantee it will be completed or provide such revenue.

“For the fourth quarter, we achieved a 54% annualized Annual Recurring Revenue growth rate. Growth was driven by our focus on mid-market and enterprise customers, and on the Reach product through re-engineering and expanded sales efforts. In total, we now serve over 90,000 customers.

“To better serve our customers, we have continued to invest in our products and growth initiatives. We recently launched CreateStudio 4.0, with major A.I. enhancements for video creation including new A.I. builders, hook generators and assistant, and improved audio visualizer, call-to-action, and UI improvements. We added significant enhancements to our Demio platform through deeper integration with Salesforce, and key enhancements designed to maximize efficiency and scalability. Demio’s success was further validated with accolades including the Capterra Shortlist, the Software Advice Frontrunners, the GetApp Category Leaders, and Forbes.

“In 2024 we developed a completely re-engineered Reach offering, that we feel positions us for future growth in that category, as well as Curate, an AI-powered newsletter product which has already gained meaningful early customer traction.

“We made significant improvements to our balance sheet and cost structure, which we believe will position us for sustainable profitability in the future. With the investment in our Vidello acquisition, we further improved our financial position and flexibility with a $34.3 million year over year improvement in stockholders’ equity, expected to be positive $3.4 million as of March 31, 2025. We also implemented a strategic initiative that we expect will enable us to significantly improve net income, substantially extend our cash runway, and invest in growth. We are making significant progress toward these goals and overall improvement in net income is expected to be approximately $13.5 million annually when fully implemented, while maintaining our growth outlook.

“Looking ahead, combined with our new acquisitions we are fueling marketing results with an integrated platform of AI-powered MarTech solutions that will continue to drive growth. We are launching exciting new products and capabilities that will provide innovative solutions for our clients and further our market reach. We continually strive to manage costs efficiently while investing in our software platform, sales and marketing, and product development. We look forward to additional updates on our anticipated milestones in the weeks and months to come,” concluded Davy.

Fourth Quarter 2024 Financial Results

Banzai believes its non-GAAP financial measure ARR is more meaningful in evaluating its performance. The Company’s management team evaluates its financial and operating results utilizing this non-GAAP measure. For the three months ended December 31, 2024, ARR increased to $6.8 million, representing a 54% annualized ARR growth rate.

Total GAAP revenue for the three months ended December 31, 2024, was $1.3 million, a sequential increase of 20.3% from the three months ended September 30, 2024, and an increase of 20.1% compared to the prior year quarter.

Total cost of revenue for the three months ended December 31, 2024 was $0.4 million, compared to $0.3 million in the prior year quarter, an increase of 19.9%. The increase was proportional to the revenue for the corresponding period.

Gross profit for the three months ended December 31, 2024, was $0.9 million, compared to $0.8 million in the prior year quarter. Gross margin was 71.2% in the fourth quarter of 2024, compared to 71.3% in the fourth quarter of 2023.

Total operating expenses for the three months ended December 31, 2024, were $4.8 million, compared to $4.0 million in the prior year quarter.

Net loss for the three months ended December 31, 2024, was $7.9 million, compared to $6.4 million in the prior year quarter. The greater net loss is primarily due to higher Pubco expense & overall operating expenses.

Adjusted Net Loss for the three months ended December 31, 2024, was ($1.4) million, compared to ($9.2) million in the prior year quarter. This was driven by improvements to the Company’s efficiency and by write-off agreements entered into for certain liabilities, substantially reducing the Company’s current and future cash liabilities.

Adjusted EBITDA for the three months ended December 31, 2024, was ($4.1) million, compared to Adjusted EBITDA of ($23.7) million for the prior year quarter, representing an improvement of $19.6 million.

Full Year 2024 Financial Results

Total revenue for the year ended December 31, 2024, and 2023, was $4.5 million and $4.6 million, respectively, a decrease of 0.7%. This decrease is primarily attributable to lower Reach revenue which declined by approximately $19 thousand due to a shift in Banzai’s focus to its Demio product and decision to phase out the legacy Reach offering, which decision was reversed in the later part of Q1 2024, with the launch of Reach 2.0. In 2024 Banzai revitalized its focus on the Reach offering through re-engineering and expanded sales efforts. Demio revenue was lower by approximately $223 thousand for the year ended December 31, 2024 as compared to the year ended December 31, 2023 due to churn and lower new sales period-over-period, and due to the company’s strategic shift to focus on mid-market customers, which the Company expects will ultimately result in higher Average Customer Value and Net Retention Rate for the Demio product.

Cost of revenue for the years ended December 31, 2024, and 2023 was $1.42 million and $1.44 million, respectively. This represents an improvement of approximately $22 thousand, or approximately 1.5%, for the year ended December 31, 2024 as compared to the year ended December 31, 2023. This improvement is due primarily to a higher average customer value that led to an approximately 5% lower average cost per customer, driven by lower contracted services and infrastructure costs of approximately $84 thousand and $90 thousand, respectively.

Gross profit for the year ended December 31, 2024, and 2023 was $3.11 million and $3.12 million, respectively. This represents a decrease of approximately $11 thousand, or approximately 0.4%, which was due to the decreases in revenue of approximately $33 thousand and decreases in the cost of revenue of approximately $22 thousand described above. Gross margin for the year ended December 31, 2024 and 2023 was 68.6% and 68.3%, respectively.

Total operating expenses for the year ended December 31, 2024 and 2023, were $16.6 million and $12.9 million, respectively, an increase of 28.4%. This increase was due primarily to an overall increase in salaries and related expenses of approximately $0.5 million, marketing expenses of approximately $0.6 million, costs associated with audit, technical accounting, and legal and other professional services of approximately $2.6 million. On September 16, 2024, the Company implemented a reduction in force (the “Reduction”) intended to decrease expenses and maintain a streamlined organization to support key programs and customers, that is expected to conserve cash. As part of the Reduction, the Company reduced its headcount by 24 employees, which represented approximately 34% of the Company’s full-time employees as of September 16, 2024. The cost-saving measures from the Reduction are expected to reduce annual operating expenses by approximately an additional $1.3 million beginning in the fourth quarter of 2024. The Company estimates that it will incur total restructuring charges of approximately $0.1 million, including severance payments in connection with the Reduction. The Company completed the reduction in October, 2024.

Net loss for the year ended December 31, 2024 and 2023, was $31.5 million and $14.4 million, respectively. The greater net loss is primarily due to an increase in total other expenses of approximately $13.4 million during the year ended December 31, 2024 compared to the year ended December 31, 2023, in addition to an increase in operating expenses of approximately $3.7 million.

Adjusted Net Loss for the year ended December 31, 2024 and 2023, was ($6.5) million and ($11.9) million, respectively, representing an improvement of $5.4 million.

Net cash used in operating activities for the year ended December 31, 2024, was $9.6 million, compared to $1.6 million for the year ended December 31, 2023.

Cash totaled $1.1 million as of December 31, 2024, compared to $2.1 million as of December 31, 2023.

Annual Recurring Revenue (“ARR”) refers to annual run-rate revenue of subscription agreements from all customers in the last month of the measured period. These statements are forward-looking and actual ARR may differ materially. Refer to the “Forward-Looking Statements” section below for information on the factors that could cause Banzai’s actual ARR to differ materially from these forward-looking statements.

Fourth Quarter and Full Year 2024 Results Conference Call

Banzai Founder & CEO Joe Davy and Interim CFO Alvin Yip will host the conference call, followed by a question-and-answer session. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Tuesday, April 15, 2025
Time:	5:30 p.m. Eastern Time (2:30 p.m. Pacific Time)
Webcast Registration:	https://my.demio.com/ref/aLRoHasrpp8D7bM7

A replay of the webcast and the presentation utilized during the call will be available in the Company’s investor relations section here.

Note About Non-GAAP Financial Measures

Adjusted EBITDA

In addition to our results determined in accordance with U.S. GAAP, we believe that Adjusted EBITDA, a non-GAAP measure as defined below, is useful in evaluating our operational performance distinct and apart from certain irregular, non-cash, and non-operational expenses. We use this information for ongoing evaluation of operations and for internal planning purposes. We believe that non- GAAP financial information, when taken collectively with results under GAAP, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies.

Non-GAAP measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We endeavor to compensate for the limitation of Adjusted EBITDA, by also providing the most directly comparable GAAP measure, which is net loss, and a description of the reconciling items and adjustments to derive the non-GAAP measure.

Adjusted EBITDA should only be considered alongside results prepared in accordance with GAAP, including various cash-flow metrics, net income (loss) and our other GAAP results and financial performance measures.

Net Income/(Loss) to Adjusted EBITDA Reconciliation

	Year Ended December 31,	Year Ended December 31,	Year-over-	Year-over-
($ in Thousands)	2024	2023	Year $	Year %
Net loss	$(31,513)	$(14,406)	$(17,107)	118.7%
Other expense (income), net	88	(63)	151	-239.7%
Depreciation expense	24	7	17	242.9%
Stock based compensation	1,166	1,246	(80)	-6.4%
Interest expense	—	1,068	(1,068)	-100.0%
Interest expense - related party	3,047	4,486	(1,439)	-32.1%
Income tax expense	—	—	—	nm
GEM settlement fee expense	200	—	200	nm
Gain on extinguishment of liabilities	(681)	—	(681)	nm
Loss on debt issuance	653	—	653	nm
Loss on issuance of term notes	1,072	—	1,072	nm
Loss on conversion and settlement of Alco promissory notes - related party	4,809	—	4,809	nm
Loss on conversion and settlement of CP BF notes - related party	6,529	—	6,529	nm
Change in fair value of warrant liability	(626)	(1,807)	1,181	-65.4%
Change in fair value of warrant liability - related party	(573)	115	(688)	-598.3%
Change in fair value of simple agreement for future equity	—	(208)	208	-100.0%
Change in fair value of simple agreement for future equity - related party	—	(2,752)	2,752	-100.0%
Change in fair value of bifurcated embedded derivative liabilities	—	(1,405)	1,405	-100.0%
Change in fair value of bifurcated embedded derivative liabilities - related party	(51)	(3,063)	3,012	-98.3%
Change in fair value of convertible notes	693	(34)	727	-2138.2%
Change in fair value of term notes	89	—	89	nm
Change in fair value of convertible bridge notes	(10)	—	(10)	nm
Yorkville prepayment premium expense	81	—	81	nm
Goodwill impairment	2,725	—	2,725	nm
Transaction related expenses	5,772	4,746	1,026	21.6%
Adjusted EBITDA (Loss)	$(6,506)	$(11,944)	$5,438	-45.5%

About Banzai

Banzai is a marketing technology company that provides AI-enabled marketing and sales solutions for businesses of all sizes. On a mission to help their customers grow, Banzai enables companies of all sizes to target, engage, and measure both new and existing customers more effectively. Customers who use Banzai’s product suite include Autodesk, Dell Technologies, New York Life, Thermo Fisher Scientific, Thinkific, and ActiveCampaign, among thousands of others. Learn more at www.banzai.io. For investors, please visit https://ir.banzai.io.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often use words such as “believe,” “may,” “will,” “estimate,” “target,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “propose,” “plan,” “project,” “forecast,” “predict,” “potential,” “seek,” “future,” “outlook,” and similar variations and expressions. Forward-looking statements are those that do not relate strictly to historical or current facts. Examples of forward-looking statements may include, among others, statements regarding Banzai International, Inc.’s (the “Company’s”): future financial, business and operating performance and goals; annualized recurring revenue and customer retention; ongoing, future or ability to maintain or improve its financial position, cash flows, and liquidity and its expected financial needs; potential financing and ability to obtain financing; acquisition strategy and proposed acquisitions and, if completed, their potential success and financial contributions; strategy and strategic goals, including being able to capitalize on opportunities; expectations relating to the Company’s industry, outlook and market trends; total addressable market and serviceable addressable market and related projections; plans, strategies and expectations for retaining existing or acquiring new customers, increasing revenue and executing growth initiatives; and product areas of focus and additional products that may be sold in the future. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and development of the industry in which the Company operates may differ materially from those made in or suggested by the forward-looking statements. Therefore, investors should not rely on any of these forward-looking statements. Factors that may cause actual results to differ materially include changes in the markets in which the Company operates, customer demand, the financial markets, economic, business and regulatory and other factors, such as the Company’s ability to execute on its strategy. More detailed information about risk factors can be found in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and in other reports filed by the Company, including reports on Form 8-K. The Company does not undertake any duty to update forward-looking statements after the date of this press release.

Investor Relations

Chris Tyson

Executive Vice President

MZ Group - MZ North America

949-491-8235

BNZI@mzgroup.us

www.mzgroup.us

Media

Rachel Meyrowitz

Director, Demand Generation, Banzai

media@banzai.io

BANZAI INTERNATIONAL, INC.

Consolidated Balance Sheets

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$1,087,497	$2,093,718
Accounts receivable, net of allowance for credit losses of $24,210 and $5,748, respectively	936,321	105,049
Prepaid expenses and other current assets	643,674	741,155
Total current assets	2,667,492	2,939,922

Property and equipment, net	3,539	4,644
Intangible assets, net	3,883,853	—
Goodwill	18,972,475	2,171,526
Operating lease right-of-use assets	72,565	134,013
Bifurcated embedded derivative asset - related party	63,000	—
Other assets	11,154	38,381
Total assets	25,674,078	5,288,486

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	7,782,746	6,439,863
Accrued expenses and other current liabilities	3,891,018	5,194,240
Convertible notes (Yorkville)	—	1,766,000
Convertible notes - related party	8,639,701	5,233,932
Convertible notes	215,057	—
Notes payable - related party, net of discount	—	9,164,924
Notes payable, carried at fair value	3,575,000	—
Deferred underwriting fees	—	4,000,000
Deferred fee	—	500,000
Warrant liability	15,000	641,000
Warrant liability - related party	2,300	575,000
Earnout liability	14,850	59,399
Due to related party	167,118	67,118
GEM commitment fee liability	—	2,000,000
Deferred revenue	3,934,627	1,214,096
Operating lease liabilities, current	22,731	234,043
Total current liabilities	28,260,148	37,089,615

Deferred revenue - long-term	117,643	—
Deferred tax liability	10,115	—
Operating lease liabilities, non-current	49,974	—
Other long-term liabilities	—	75,000
Total liabilities	28,437,880	37,164,615

Commitments and contingencies (Note 17)

Stockholders’ equity (deficit):
Common stock, $0.0001 par value, 275,000,000 (250,000,000 Class A and 25,000,000 Class B) shares authorized and 8,195,163 (5,884,029 Class A and 2,311,134 Class B) and 2,585,297 (274,163 Class A and 2,311,134 Class B) issued and outstanding at December 31, 2024 and December 31, 2023, respectively	800	259
Preferred stock, $0.0001 par value, 75,000,000 shares authorized, 1 and 0 shares issued and outstanding at December 31, 2024 and December 31, 2023	—	—
Additional paid-in capital	75,515,111	14,889,936
Accumulated deficit	(78,279,713)	(46,766,324)
Stockholders’ equity (deficit)	(2,763,802)	(31,876,129)
Total liabilities and stockholders’ equity (deficit)	$25,674,078	$5,288,486

BANZAI INTERNATIONAL, INC.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2024	2023
Operating income:
Revenue	$4,527,879	$4,561,300
Cost of revenue	1,422,542	1,444,618
Gross profit	3,105,337	3,116,682

Operating expenses:
General and administrative expenses	16,548,902	12,905,073
Depreciation and amortization expense	24,179	7,160
Total operating expenses	16,573,081	12,912,233

Operating loss	(13,467,744)	(9,795,551)

Other expenses (income):
SEPA commitment fee and deferred fee expense	—	3,826,176
GEM warrant expense	—	2,448,000
GEM commitment fee expense	—	2,000,000
GEM settlement fee expense	200,000	—
Other expense (income), net	88,329	(62,985)
Interest income	(10)	(813)
Interest expense	—	1,068,447
Interest expense - related party	3,047,101	4,486,027
Gain on extinguishment of liabilities	(680,762)	—
Loss on debt issuance	653,208	—
Loss on extinguishment of term notes	1,071,563	—
Loss on conversion and settlement of Alco promissory notes - related party	4,808,882	—
Loss on conversion and settlement of CP BF notes - related party	6,529,402	—
Change in fair value of warrant liability	(626,000)	(1,807,000)
Change in fair value of warrant liability - related party	(572,700)	115,000
Change in fair value of simple agreement for future equity	—	(207,570)
Change in fair value of simple agreement for future equity - related party	—	(2,752,430)
Change in fair value of bifurcated embedded derivative liabilities	—	(1,404,863)
Change in fair value of bifurcated embedded derivative liabilities - related party	(51,000)	(3,063,278)
Change in fair value of convertible notes	693,000	(34,000)
Change in fair value of term notes	88,588	—
Change in fair value of convertible bridge notes	(10,176)	—
Yorkville prepayment premium expense	80,760	—
Goodwill impairment	2,725,460	—
Total other expenses, net	18,045,645	4,610,711
Loss before income taxes	(31,513,389)	(14,406,262)
Income tax expense	—	—
Net loss	(31,513,389)	(14,406,262)

Deemed dividend - Series A and Series B warrant modification (net of tax)	(418,360)	—

Net loss attributable to common shareholders	$(31,095,029)	$(14,406,262)

Net loss per share attributable to common shareholders
Basic and diluted	$(6.97)	$(6.00)

Weighted average common shares outstanding
Basic and diluted	4,458,169	2,401,988

BANZAI INTERNATIONAL, INC.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(31,513,389)	$(14,406,262)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	24,179	7,160
Provision for credit losses on accounts receivable	18,462	(102,112)
Non-cash shares issued to Yorkville for aggregate commitment fee	—	3,288,000
Non-cash issuance of warrants accounted for as liabilities	—	2,448,000
Non-cash share issuance for marketing expenses	245,252	—
Non-cash settlement of GEM commitment fee	200,000	2,000,000
Non-cash share issuance for Yorkville redemption premium	80,760	—
Discount at issuance on notes carried at fair value	747,962	686,016
Non-cash interest expense - related party	1,532,475	513,977
Amortization of debt discount and issuance costs	—	958,822
Amortization of debt discount and issuance costs - related party	1,393,785	2,410,735
Amortization of operating lease right-of-use assets	137,717	173,245
Stock based compensation expense	1,165,680	1,245,796
Gain on extinguishment of liability	(680,762)	—
Loss on conversion and settlement of Alco promissory notes - related party	4,808,882	—
Loss on conversion and settlement of CP BF notes - related party	6,529,402	—
Loss on debt issuance	653,208	—
Loss on extinguishment of term notes	1,071,563	—
Impairment loss	2,725,460	—
Excise tax	—	305,719
Change in fair value of warrant liability	(626,000)	(1,807,000)
Change in fair value of warrant liability - related party	(572,700)	115,000
Change in fair value of simple agreement for future equity	—	(207,570)
Change in fair value of simple agreement for future equity - related party	—	(2,752,430)
Change in fair value of bifurcated embedded derivative liabilities	—	(1,404,863)
Change in fair value of bifurcated embedded derivative liabilities - related party	(51,000)	(3,063,278)
Change in fair value of convertible promissory notes	693,000	(34,000)
Change in fair value of term notes	88,588	—
Change in fair value of convertible bridge notes	(10,176)	—
Changes in operating assets and liabilities:
Accounts receivable	15,828	65,479
Prepaid expenses and other current assets	551,645	(407,648)
Other assets	27,227	—
Deferred offering costs	—	(1,708,163)
Accounts payable	1,012,281	5,339,614
Due to related party	—	67,118
Deferred revenue	(6,315)	283,660
Accrued expenses	498,051	4,448,867
Operating lease liabilities	(237,607)	(284,963)
Earnout liability	(44,549)	(229,700)
Deferred fees	—	500,000
Deferred revenue - long-term	10,573	—
Deferred tax liability	10,115	—
Other long-term liabilities	(75,000)	—
Net cash used in operating activities	(9,575,403)	(1,550,781)
Cash flows from investing activities:
Cash acquired in acquisition of OpenReel	82,219	—
Net cash provided by investing activities	82,219	—
Cash flows from financing activities:
Effect of Merger, net of transaction costs (Note 4)	—	(7,615,462)
Payment of GEM commitment fee	(1,200,000)	—
Repayment of convertible notes (Yorkville)	(750,000)	—
Proceeds from term notes, net of issuance costs	2,782,438	—
Repayment of term notes	(1,939,583)	—
Partial repayment of convertible notes - related party	(283,315)	—
Proceeds from Yorkville redemption premium	35,040	—
Proceeds from advance from related party	100,000	—
Proceeds from issuance of GEM promissory note	—	—
Proceeds from issuance of notes payable, net of issuance costs - related party	—	4,387,701
Proceeds from issuance of convertible notes, net of issuance costs	2,602,000	3,235,000
Proceeds from issuance of convertible notes, net of issuance costs - related party	—	2,583,000
Proceeds received for exercise of Pre-Funded warrants	2,072	—
Proceeds from issuance of shares to Yorkville under the SEPA agreement	880,943	—
Proceeds from issuance of common stock	6,257,368	30,761
Net cash provided by financing activities	8,486,963	2,621,000
Net decrease in cash	(1,006,221)	1,070,219
Cash at beginning of period	2,093,718	1,023,499
Cash at end of period	$1,087,497	$2,093,718